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Officer's Certificate

Pursuant to the requirements of the applicable Servicing Agreement for the transactions listed on Schedule I hereto, for which Midland Loan Services, a Division of PNC Bank, National Association, as Master Servicer, and Berkeley Point Capital LLC d/b/a Newmark Knight Frank, as Primary Servicer, the undersigned, Ronald Steffenino, a Senior Managing Director of Berkeley Point Capital LLC d/b/a Newmark Knight Frank, hereby certifies subject to any limitations listed on Schedule I hereto, as of the date hereof, solely in his capacity as an officer and not in his individual capacity, as follows:

1.	A review of the activities of the Primary Servicer during the preceding calendar year (the “Reporting Period”) and of its performance under the Agreement has been made under my supervision; and

2.	To the best of my knowledge, based on such review, the Primary Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 31st day of January, 2019.

BPC d/b/a NKF Primary Servicer for Midland

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Schedule I

Commercial Mortgage Pass-Through Certificates; Berkeley Point Capital LLC d/b/a Newmark Knight Frank as Primary Servicer:

COMM 2014-CCRE 17 GSMS 2014-GC24 COMM 2015-CCRE23 GSMS 2015-GC30 COMM 2015-LC19 CGCMT 2016-C3 CCRESG 2016 HEAT CGCMT 2017-C4 BMARK 2018 B3 UBS 2018 C12 UBS 2018 C8 MSCI2018 H4	COMM 2014-CCRE19 COMM 2014-UBS4 COMM 2015 CCRE27 GSCCRE 2015-HULA COMM 2015-LC21 CFCRE 2016-Cl CCUBS 2017-Cl UBS 2017-C5 MSCI2018 L1 UBS 2018 C14 UBS 2018 C9

BPC d/b/a NKF Primary Servicer for Midland

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